Exhibit 1.1


                                  EXHIBIT 1.1

                   LETTER AGREEMENT REGARDING MARKETING AGENT






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                            TRIDENT SECURITIES, INC.
                         4601 SIX FORKS ROAD, SUITE 400
                          RALEIGH, NORTH CAROLINA 27609
                            TELEPHONE (919) 781-8900
                            FACSIMILE (919) 787-1670


                                  March 3, 1998


Board of Directors
First Independence Corporation
Myrtle & Sixth Streets
Post Office Drawer 947
Independence, Kansas  67301


       RE: Merger/Conversion Stock Marketing Services


Gentlemen:

         This letter sets forth the terms of the proposed engagement between Trident Securities, Inc., Raleigh, North Carolina ("Trident") and First Independence Corporation ("First Independence"), Independence, Kansas concerning certain investment banking services in connection with the conversion of Neodesha Savings and Loan Association, FSA ("Neodesha Savings") from the mutual to the capital stock form of organization and the simultaneous acquisition of Neodesha Savings by First Independence.

         Trident is prepared to assist First Independence in connection with the offering of its shares of common stock during the subscription and community offering period as such terms are defined in Neodesha Savings= Plan of Conversion. The specific terms of the services contemplated hereunder shall be set forth in a Definitive Agreement between Trident and First Independence to be executed on the date the Prospectus is declared effective by the appropriate regulatory authorities. The price of the shares during the subscription and community offering period will be the value established for Neodesha Savings by an independent appraisal firm (the "Appraiser") at a price established by First Independence=s Board of Directors, based upon an Appraiser=s Report as approved by the appropriate regulatory authorities, provided such price is mutually acceptable to Trident and First Independence.

         In connection with the subscription and community offering, Trident will act as financial advisor and exercise its best efforts to assist First Independence in the sale of common stock during the subscription and community offering period. Further, Trident will establish a stock information center at Neodesha Savings and coordinate the activities in such center. Additionally, Trident may enter into agreements with other National Association of Securities Dealers, Inc. ("NASD") member firms to act as selected dealers, assisting in the sale of the common stock. Trident and First Independence will determine the selected dealers to assist First Independence during the community offering. At the appropriate time, Trident will conduct an examination of the relevant documents and records of First Independence and Neodesha Savings as Trident deems necessary and appropriate. First Independence and Neodesha Savings will make all documents, records and other information deemed necessary by Trident and deemed to be reasonable by First Independence available upon request.

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Board of Directors
March 3, 1998
Page 2



         For  its  services  hereunder,   Trident  will  receive  the  following
compensation and reimbursement from First Independence:

          1.   A management fee in the amount of $85,000.

          2. For stock sold by other NASD member firms under selected dealer=s agreements, the commission shall not exceed a fee to be agreed upon jointly by Trident and the Company to reflect market requirements at the time of the stock allocation in a Syndicated Community Offering.

          3. The foregoing fees and commissions are to be payable to Trident at Closing as defined in the Definitive Sales Agency Agreement to be entered into between Trident and First Independence.

          4. Trident shall be reimbursed for allocable expenses incurred by them, including legal fees, whether or not the Agreement is consummated. Trident's out-of-pocket expenses will not exceed $12,500 and its legal fees will not exceed $35,000. Allocable expenses will be billed on a monthly basis as incurred. First Independence shall forward to Trident a check in the amount of $10,000 as an advance payment to defray the allocable expenses of Trident.

         It is further understood that First Independence will pay all other expenses of the conversion including, but not limited to its attorneys= fees, National Association of Securities Dealers ("NASD") filing fees, fees relating to any required auditing and accounting, filing and registration fees and fees of either Trident=s attorneys or First Independence=s attorneys relating to any required state securities law filings, telephone charges, air freight, rental equipment, supplies, transfer agent charges and costs of printing all documents necessary in connection with the foregoing.

         For purposes of Trident=s obligation to file certain documents and to make certain representations to the NASD in connection with the conversion, First Independence will warrant on the date the Application for Conversion is filed with the OTS that: (a) First Independence has not privately placed any securities within the last 18 months; (b) there have been no material dealings within the last 12 months between First Independence and any NASD member or any person related to or associated with any such member; (c) none of the officers of directors of First Independence are affiliated or associated with the NASD;
(d) except as contemplated by this engagement letter with Trident and any agreements with Trident=s affiliates, First Independence has no agreements outstanding with any other person relating to the provision of investment banking or underwriting services; (e) First Independence has not granted Trident a right of first refusal with respect to the underwriting of any future offering of First Independence=s stock; and , (f) there has been no intermediary between Trident and First Independence in connection with the public offering of First Independence=s shares, and no person is being compensated in any manner for providing such service.

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Board of Directors
March 3, 1998
Page 3


         This letter is merely a statement of intent and is not a binding legal agreement except as to Paragraph (4) above with regard to the obligation to reimburse Trident for allocable expenses to be incurred prior to the execution of a Definitive Agreement. While Trident and First Independence agree in principle to the contents hereof and propose to proceed promptly, and in good faith, to work out the arrangements with respect to the proposed offering, any legal obligation among Trident and First Independence shall be only as set forth in a duly executed Definitive Agreement. Such Definitive Agreement shall be in form and content satisfactory to Trident and First Independence, as well as their counsel, and Trident=s obligations thereunder shall be subject to, among other things, there being in Trident=s opinion no material adverse change in the condition or obligations of First Independence and Neodesha Savings. In the
event that First Independence enters into an agreement to complete a merger/conversion with another institution prior to the effective date of the Prospectus, and where First Independence wishes to combine the offerings involving Neodesha Savings with another institution, Trident will re-negotiate this letter of intent to reflect the changed circumstances.

         Please acknowledge your agreement to the foregoing by signing below and returning to Trident one copy of this letter, along with the advance payment of $10,000. This proposal is open for your acceptance for a period of thirty (30) days from the date hereof.

                                             Yours very truly


                                             TRIDENT SECURITIES, INC.


                                             By:   /s/ R. Lee Burrows, Jr.
                                                   -----------------------------
                                                       R. Lee Burrows, Jr.
                                                       Managing Director

RLB/cs

First Independence Corporation


By:  /s/ Larry G. Spencer
     ---------------------------
         Larry G. Spencer
         Chief Executive Officer


Date:    March 5, 1998
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